SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2008

INTERNATIONAL STEM CELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2595 Jason Court, Oceanside, California 92056
(Address of principal executive offices, including zip code)

(760) 940-6383
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES

International Stem Cell Corporation (the “Company”) has completed a series of transactions involving the issuance of shares of its common stock or convertible securities that collectively have resulted in the issuance of more than 5% of the number of shares the Company reported as being outstanding on its last periodic report under the Securities Exchange Act.  These transactions consist of the following:

(a)
On December 29, 2008 the Company issued a total of 2,121,180 shares of common stock to seven executive officers and directors.  The shares are subject to stock restriction provisions and vest upon the third anniversary of the date of grant, subject to accelerated vesting upon certain changes of control or terminations of service.  The Company will reacquire any unvested shares for no cost upon the termination of the recipient’s service to the Company.  These shares were issued to the individuals in recognition of the fact that they had previously agreed to reduce (and in some cases completely eliminate) the cash compensation that would have otherwise been payable to them in 2008.

(b)
From January 28, 2009 through March 16, 2009, the holder of the OID Senior Secured Convertible Note issued in May 2008 converted an aggregate principal amount of $400,000 into 1,600,000 shares of common stock of the Company.  As a result of the anti-dilution clause contained in the note, the conversion price was $0.25 per share.

(c)
On March 16, 2008 the Company issued 10 shares of Series D Convertible Preferred Stock pursuant to the Series D Preferred Stock Purchase Agreement of December 30, 2008 for a purchase price of $1 million.  The press release issued by the Company with respect to this financing is attached as Exhibit 99.1.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

(d)     EXHIBITS

Exhibit No.	Exhibit Description

99.1	Press Release dated March 17, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

	By:	/s/ William B. Adams
William B. Adams
Chief Financial Officer

Dated: March 17, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated March 17, 2009